EXHIBIT 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2011 AND 2010

(UNAUDITED)

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

Operating Revenues	$220,820	$236,274	$602,482	$663,663

Operating Expenses
Operation
Purchased power	52,974	65,616	139,548	194,531
Operation and maintenance	59,234	57,293	169,811	170,947
Transmission wholesale	25,180	23,434	59,809	54,249
Depreciation and amortization	26,081	28,372	72,987	82,639
Taxes - other than income taxes	19,126	20,231	54,948	54,527
Total Operating Expenses	182,595	194,946	497,103	556,893
Operating Income	38,225	41,328	105,379	106,770

Other Income and (Deductions), net (Note H)	4,757	5,562	15,427	14,180

Interest Charges, net
Interest on long-term debt	9,885	10,134	29,896	28,088
Other interest, net	1,286	169	1,202	592
	11,171	10,303	31,098	28,680
Amortization of debt expense and redemption premiums	415	379	1,244	1,122
Total Interest Charges, net	11,586	10,682	32,342	29,802

Income Before Income Taxes, Equity Earnings	31,396	36,208	88,464	91,148

Income Taxes (Note E)	14,220	15,222	38,587	36,657

Income Before Equity Earnings	17,176	20,986	49,877	54,491
Income (Loss) from Equity Investments	3,521	345	8,230	(544)

Net Income	$20,697	$21,331	$58,107	$53,947

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	September 30, 2011	September 30, 2010
Current Assets
Unrestricted cash and temporary cash investments	$6,529	$40,505
Restricted cash	5,891	1,643
Utility accounts receivable less allowance of $3,400 and $4,200, respectively	96,256	103,681
Unbilled revenues	41,749	38,918
Current regulatory assets	43,315	39,870
Deferred income taxes	18,343	16,070
Refundable taxes, net	18,484	-
Current portion of derivative assets (Note A), (Note K)	10,375	6,620
Prepayments	9,300	7,568
Other current assets	17,915	16,215
Total Current Assets	268,157	271,090

Other investments
Equity investment in related party (Note H)	132,860	54,972
Other	5,364	7,835
Total Other investments	138,224	62,807

Net Property, Plant and Equipment	1,466,951	1,250,824

Regulatory Assets (future amounts due from customers through the ratemaking process)	663,734	597,796

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,621	6,678
Related party note receivable (Note H)	-	61,433
Other long-term receivable	1,279	1,282
Derivative assets (Note A), (Note K)	74,359	29,963
Other	8,957	352
Total Deferred Charges and Other Assets	91,216	99,708

Total Assets	$2,628,282	$2,282,225

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	September 30, 2011	September 30, 2010
Current Liabilities
Line of credit borrowings	$120,000	$-
Current portion of long-term debt	-	61,233
Accounts payable	129,619	87,002
Dividends payable	21,000	20,000
Accrued liabilities	29,053	29,609
Current regulatory liabilities	36,303	26,033
Interest accrued	8,464	8,501
Taxes accrued	-	22,571
Current portion of derivative liabilities (Note A), (Note K)	28,301	8,618
Total Current Liabilities	372,740	263,567

Noncurrent Liabilities
Pension accrued	119,390	142,372
Connecticut Yankee contract obligation	15,030	18,818
Other post-retirement benefits accrued	51,237	49,435
Derivative liabilities (Note A), (Note K)	259,418	123,228
Other	16,593	15,440
Total Noncurrent Liabilities	461,668	349,293

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	380,527	305,625

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	72,658	82,527

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	670,460	670,460

Common Stock Equity
Common stock	1	1
Paid-in capital	529,730	469,730
Retained earnings	140,498	141,022
Net Common Stock Equity	670,229	610,753

Total Capitalization	1,340,689	1,281,213

Total Liabilities and Capitalization	$2,628,282	$2,282,225

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash Flows From Operating Activities
Net income	$58,107	$53,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,231	83,761
Deferred income taxes	37,809	17,697
Stock-based compensation expense (Note A)	1,893	2,361
Pension expense	17,998	20,287
Allowance for funds used during construction (AFUDC) - equity	(7,434)	(4,716)
Undistributed (earnings) losses in equity investments	(8,230)	544
Other non-cash items, net	(15,337)	7,896
Changes in:
Accounts receivable, net	(4,762)	(23,808)
Unbilled revenues	1,680	9,457
Prepayments	(5,623)	(3,913)
Accounts payable	21,936	(6,634)
Interest accrued	(2,447)	1,204
Taxes accrued	(284)	7,101
Accrued liabilities	(13,703)	(4,940)
Accrued pension	(48,291)	(3,550)
Other assets	(677)	(333)
Other liabilities	(2,634)	1,582
Total Adjustments	46,125	103,996
Net Cash provided by Operating Activities	104,232	157,943

Cash Flows from Investing Activities
Related party note receivable (Note H)	(1,050)	(9,200)
Plant expenditures including AFUDC debt	(174,458)	(130,545)
Changes in restricted cash	(3,492)	2,053
Deposits in New England East West Solution (NEEWS) (Note C)	(1,623)	-
Investment in GenConn	1,134	-
Net Cash (used in) Investing Activities	(179,489)	(137,692)

Cash Flows from Financing Activities
Issuances of long-term debt	1,050	109,000
Equity infusion from parent	60,000	-
Line of credit borrowings (repayments)	120,000	-
Payment of common stock dividend	(48,600)	(37,800)
Payment on long-term debt	(62,833)	(55,540)
Other	(48)	(754)
Net Cash provided by Financing Activities	69,569	14,906

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(5,688)	35,157
Balance at beginning of period	12,217	5,348
Balance at end of period	$6,529	$40,505

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$40,998	$29,336
Related party note receivable (Note H)	$62,833	$55,540
Equity investment in Related Party (Note H)	$(62,833)	$(55,540)

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
September 30, 2011 and 2010
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of September 30, 2009	100	$1	$458,730	$138,592	$597,323

Net income				46,073	46,073
Cash dividends				(43,643)	(43,643)
Equity infusion from parent			11,000		11,000
Balance as of September 30, 2010	100	$1	$469,730	$141,022	$610,753

Net income				69,076	69,076
Cash dividends				(69,600)	(69,600)
Equity infusion from parent			60,000		60,000
Balance as of September 30, 2011	100	$1	$529,730	$140,498	$670,229

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

In July 2011, as a result of Connecticut Public Act 11-80 (PA 11-80), the Department of Energy and Environmental Protection (DEEP) was created by merging the Department of Environmental Protection (DEP) and the Department of Public Utility Control (DPUC).  As part of the reorganization, the DPUC became the Public Utilities Regulatory Authority (PURA) and, as PURA, it will continue to be responsible for the rate review and compliance of regulated utilities in Connecticut.  The term PURA will be used in this filing to refer to PURA’s future actions as well as the actions of its predecessor organization, the DPUC and the term DEEP will be used in this filing to refer to DEEP’s actions as well as the actions of its predecessor organization, the DEP.

(A)  BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a 50-50 joint venturer with NRG Energy, Inc. (NRG) in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (GenConn) was chosen by PURA to build and operate new peaking generation plants in Devon (GenConn Devon) and Middletown (GenConn Middletown), to help address Connecticut’s need for power generation during the heaviest load periods.

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

Derivatives

UI is party to contracts and involved in transactions that have been determined to be derivatives and are discussed below.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

The fair value of the gross derivative assets and liabilities as of September 30, 2011 and 2010 were as follows:

	September 30, 2011
	(In Thousands)

	Current Assets	Deferred Charges and Other Assets	Current Liabilities	Noncurrent Liabilities

Derivative assets/(liabilities), gross	$10,375	$74,359	$(28,301)	$(259,418)

	September 30, 2010
	(In Thousands)

	Current Assets	Deferred Charges and Other Assets	Current Liabilities	Noncurrent Liabilities

Derivative assets/(liabilities), gross	$6,620	$29,963	$(8,618)	$(123,228)

Contracts for Differences (CfDs)

As directed by PURA, UI and Connecticut Light and Power (CL&P) each executed two CfDs.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.  As of September 30, 2011, UI has recorded the following amounts in the accompanying Balance Sheet related to its CfDs:  a gross derivative asset of $84.7 million, a regulatory asset of $203.0 million and a gross derivative liability of $287.7 million ($181.8 million of which related to its portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value Measurements” for additional CfD information.

On February 7, 2010, an explosion occurred at the construction site of a 620-megawatt plant being built by Kleen Energy Systems, LLC (Kleen), one of four capacity resources selected in 2008 by PURA to create new or incremental capacity resources.  CL&P has executed the CfD with the Kleen project which is subject to the cost-sharing agreement between UI and CL&P.  In July 2011, Kleen reported that the rebuilding of its facility is complete and that commercial operation of the facility commenced on July 19, 2011, at which time payments under the CfD began.

The unrealized gains and losses from mark-to-market adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the three and nine month periods ended September 30, 2011 and 2010 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In Thousands)		(In Thousands)

Regulatory Assets - Derivative liabilities	$17,753	$21,006	$88,289	$(36,547)

Regulatory Liabilities - Derivative assets	$(11)	$502	$5,737	$409

Equity Investments

In February 2008, UI and an NRG affiliate formed GenConn, a 50-50 joint venture, for the purpose of constructing peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $132.9 million and $55.0 million as of September 30, 2011 and 2010, respectively.  The loans UI made to GenConn for the construction of GenConn Middletown of approximately $63 million were converted into equity in July 2011.

UI’s income (loss) from its equity investment in GenConn was $8.2 million and ($0.5) million for the nine month periods ended September 30, 2011 and 2010, respectively.  For the three month periods ended September 30, 2011 and 2010, such income was $3.5 million and $0.4 million, respectively.  UI received distributions of $3.1 million and $2.2 million from GenConn in September 2011 and October 2011, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Income Taxes

Effective January 1, 2011, UI changed its method of accounting for income taxes for interim reporting periods from the discrete-period approach to the estimated annual effective tax rate approach as defined in ASC 740 “Income Taxes.”  The change conforms the methodology for determining income tax expense for interim periods for UIL Holdings and all of its subsidiaries.  The change in accounting is being reflected in the interim financial statements through retrospective application and does not impact annual reporting.  The impact of this change for the three and nine month periods ended September 30, 2010 was a reduction of income tax expense in the amount of $0.2 million and $1.2 million, respectively.

Regulatory Accounting

UI’s regulatory assets and liabilities as of September 30, 2011 and 2010 included the following:

	Remaining Period	September 30, 2011	September 30, 2010
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$278,054	$298,500
Income taxes due principally to book-tax differences	(b)	2,574	29,313
Connecticut Yankee	5 years	15,030	18,818
Unamortized redemption costs	11 to 23 years	13,106	13,908
Pension and other post-retirement benefit plans	(c)	161,962	156,563
Contracts for differences	(d)	202,997	101,185
Excess generation service charge	(e)	5,957	4,263
Storm costs	(g)	27,080	6,193
Other	(b)	289	8,923
Total regulatory assets		707,049	637,666
Less current portion of regulatory assets		43,315	39,870
Regulatory Assets, Net		$663,734	$597,796

Regulatory Liabilities:
Accumulated deferred investment tax credits	33 years	$4,795	$4,941
Deferred gain on sale of property	(a)	37,798	37,798
Middletown/Norwalk local transmission network service collections	39 years	22,691	23,265
Pension and other post-retirement benefit plans	4 to 8 years	3,303	2,186
Deferred transmission expense	(f)	27,498	21,171
Other	(b)	12,876	19,199
Total regulatory liabilities		108,961	108,560
Less current portion of regulatory liabilities		36,303	26,033
Regulatory Liabilities, Net		$72,658	$82,527

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes due principally to book-tax differences.
(b) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(c) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(d) Asset life is equal to delivery term of related contracts (which vary from approximately 9 - 16 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(e) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(f)  Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(g) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI will seek recovery of these costs in future rate proceedings.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the nine month periods ended September 30, 2011 and 2010 was $1.9 million and $2.4 million, respectively. Total UI stock-based compensation expense for the three month periods ended September 30, 2011 and 2010 was $0.1 million and $0.8 million, respectively.

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through contract for difference agreements, which are cost of service based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, of which 50% would be passed through to UI.  Such exposure to loss cannot be determined at this time. For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Equity Investment in Peaking Generation.”

New Accounting Pronouncements

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures.”  Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This guidance is effective during interim and annual periods beginning after December 15, 2011 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on UI’s financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock, no par value, outstanding at September 30, 2011 and 2010.

Long-Term Debt

In July 2011, UI repaid, upon maturity, approximately $63 million of borrowings under its equity bridge loan (EBL) relating to GenConn.  The EBL was used by UI to fund its commitments as a 50-50 joint venturer in GenConn.

(C)  REGULATORY PROCEEDINGS

Tropical Storm Irene, which passed through Connecticut on August 28, 2011, caused extensive damage to the electric system in UI’s service territory and left approximately 158,000 of UI’s estimated 325,000 customers without electricity.  PURA has opened an investigation of the service response and communications of UI, among other utilities, following power outages resulting from Tropical Storm Irene.  In accordance with PURA regulatory decisions and past storm cost guidance, UI has established a regulatory asset for its storm-related expenses.  As of September 30, 2011, UI’s estimate of the cost of repairing the damage and restoring service to customers is approximately $20 million, of which approximately $4 million has been capitalized.  UI expects to seek recovery of these costs in future rate proceedings.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Rates

In rulings throughout 2009, PURA issued its final decision regarding UI’s application requesting an increase in distribution rates (the 2009 Decisions), the results of which provided for an allowed distribution return on equity of 8.75%, a decrease from the previously approved 9.75%, and a capital structure of 50% equity and 50% debt, compared to the previously approved 48% equity and 52% debt capital structure.  The 2009 Decisions continued the prior earnings sharing mechanism structure, applying to the new 8.75% allowed return, whereby 50% of any earnings over the allowed twelve month level is returned to customers and 50% is retained by UI.  Additionally, the 2009 Decisions provided for a two year pilot program for full decoupling of distribution revenues from sales.

On April 1, 2010, UI filed its ratemaking proposal and underlying decoupling analysis for the 2009 rate year ended February 3, 2010.  On September 1, 2010, PURA issued its final decision in this matter approving a decoupling charge totaling approximately $1.6 million to be recovered from ratepayers over a twelve month period commencing in October 2010.  In addition to the decoupling charge, PURA also approved a pension and earnings sharing over-recovery credit totaling approximately $3.6 million to be refunded to ratepayers over the same twelve month period commencing in October 2010.  PURA also approved the continuance of the decoupling pilot program beyond the 2010 rate year and until such time that a final decision is reached regarding whether to continue, modify or terminate the decoupling mechanism.  UI filed its 2010 rate year decoupling results with PURA on April 4, 2011 and on August 31, 2011 PURA issued a final decision approving a decoupling adjustment totaling approximately $1.4 million to be credited to ratepayers over a twelve month period beginning in October 2011 and extending the decoupling pilot until UI’s next general rate proceeding.

In December 2010, UI received a letter ruling approving rates effective January 1, 2011 incorporating the 2009 distribution rate changes mentioned above along with previously approved changes to the Generation Services Charges (GSC), Non-Bypassable Federally Mandated Congestion Charges, transmission and systems benefits charges.  Additionally, last resort service GSC rates have been approved for the period through December 31, 2011.  On June 23, 2011, PURA approved revised retail transmission rates, effective July 1, 2011.

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2011 and 2012 and 20% of 2013.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and also qualify for the “normal purchase, normal sale” exception under ASC 815.  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, which take effect if UI’s credit rating on senior debt falls below investment grade.  In October 2011, Moody’s Investor Services released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.  In May 2011, Standard & Poor’s released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty day period immediately preceding the default notice.  If such a situation had been in effect as of September 30, 2011, UI would have had to post approximately $12.3 million in collateral.

Transmission Return on Equity (ROE)

On September 30, 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel (collectively, the complainants), filed a complaint with the Federal Energy Regulatory Commission (the FERC) against ISO-NE and New England transmission owners, including UI, claiming that the current approved base ROE on transmission investments of 11.14% is not just and reasonable and seeking a reduction of the base ROE to 9.20%.  While the FERC has not yet set a refund effective date, complainants have agreed, at ISO-NE’s request, to a refund effective date of October 1, 2011.  The New England transmission owners filed their response to the complaint on October 20, 2011, opposing any change to the base ROE as unsupported.  UI is unable to predict the outcome of this proceeding at this time.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)
New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions sited in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  In May 2011, the FERC issued an order authorizing NU’s recovery of and return on 100% of the transmission construction work in progress costs for the NEEWS projects, which resulted in a change in NU’s NEEWS project cost estimate.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement. Such termination would have no affect on the assets previously transferred to UI.

As of November 7, 2011, UI has made deposits totaling $9.6 million in NEEWS and expects to make the remaining deposits over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.

Equity Investment in Peaking Generation

UI is a 50-50 joint venturer with NRG in GCE Holding LLC, whose wholly owned subsidiary, GenConn, was chosen by PURA to build and operate two new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  The two new peaking generation projects are located at NRG’s existing Connecticut plant locations in Devon and Middletown and are both operating in the ISO-New England markets.  PURA has approved 2011 revenue requirements for GenConn Devon of $36.8 million for the period of January 1, 2011 through December 31, 2011 and for GenConn Middletown of $22.6 million for the period of June 1, 2011 through December 31, 2011.

GenConn filed a revenue requirements request with PURA on July 29, 2011, seeking approval of 2012 revenue requirements for the period commencing January 1, 2012 for both the GenConn Devon and GenConn Middletown facilities.  A final decision on this request is expected by the end of 2011.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

As of September 30, 2011, UI had $120 million of borrowings outstanding under the revolving credit agreement, dated as of November 17, 2010, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks named therein (the Credit Facility).  UI has an outstanding standby letter of credit in the amount of $0.4 million, which expires on December 31, 2011.  Available credit under the Credit Facility at September 30, 2011 totaled $129.6 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording UI flexibility in managing its working capital requirements.

(E)  INCOME TAXES

The combined statutory federal and state income tax rate for UI during the three and nine month periods ended September 30, 2011 and 2010 was 40.4%.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UIL Holdings’ reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rates for the three and nine month periods ended September 30, 2011 were 40.7% and 39.9%, as compared to 41.6% and 40.5% for the three and nine month periods ended September 30, 2010.

(G)  PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Corporate and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.  During the nine months ended September 30, 2011, UIL Holdings contributed $48.1 million to the UI Pension Plan.  Additional contributions during the remainder of 2011 are expected to be approximately $4.1 million.

UI has established a supplemental retirement benefit trust and through this trust purchased life insurance policies on certain officers of UI to fund the future liability under the non-qualified supplemental plan.  The cash surrender value of these policies is included in “Other investments” on the Balance Sheet.

The following tables represent the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) for the three and nine month periods ended September 30, 2011 and 2010:

	Three Months Ended September 30,
	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,849	$1,781	$358	$340
Interest cost	5,298	5,272	962	982
Expected return on plan assets	(5,474)	(4,767)	(425)	(438)
Amortization of:
Prior service costs	162	162	(25)	(26)
Transition obligation (asset)	-	-	255	265
Actuarial (gain) loss	3,507	3,078	502	488
Net periodic benefit cost	$5,342	$5,526	$1,627	$1,611

	Nine Months Ended September 30,
	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$5,547	$5,342	$1,073	$1,020
Interest cost	15,896	15,816	2,886	2,947
Expected return on plan assets	(16,423)	(14,300)	(1,277)	(1,315)
Amortization of:
Prior service costs	483	485	(76)	(77)
Transition obligation (asset)	-	-	765	794
Actuarial (gain) loss	10,523	9,232	1,506	1,463
Net periodic benefit cost	$16,026	$16,575	$4,877	$4,832

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

The following actuarial weighted-average assumptions were used in calculating net periodic benefit cost for the three and nine month periods ended September 30, 2011 and 2010:

	Three and Nine Months Ended September 30,
	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
Discount rate	5.10% - 5.35%	5.65% - 5.85%	5.30%	5.80%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.25%	8.50%	8.25%	8.50%
Composite health care trend rate (current year)	N/A	N/A	8.50%	9.50%
Composite health care trend rate (2019 forward)	N/A	N/A	5.00%	5.00%

N/A – not applicable

(H)  RELATED PARTY TRANSACTIONS

UI is a 50-50 joint venturer with NRG in GCE Holding LLC, whose wholly owned subsidiary, GenConn, was chosen by PURA to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  GenConn executed a promissory note (the Loan) with UI under which UI advanced up to an aggregate principal amount of $48.5 million to fund GenConn’s construction and other cash needs until permanent financing was arranged.  In connection with the EBL obtained by UI and the project financing obtained by GenConn on April 27, 2009, all outstanding balances on the Loan were replaced by a new promissory note, the balance of which was converted to an equity investment in July 2011.  See Note (B) “Capitalization – Long-Term Debt” for further discussion regarding the EBL.  Additionally, $1.2 million and $2.8 million of interest income related to the promissory note are included in “Other Income and (Deductions), net” in the accompanying Statements of Income, for the nine month periods ended September 30, 2011 and 2010, respectively, which is offset by the interest expense incurred by UI under the EBL.  For the three month periods ended September 30, 2011 and 2010, such interest income was $0.2 million and $1.0 million, respectively.

A director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s lease payments for this office space for the nine month periods ended September 30, 2011 and 2010 totaled $7.0 million and $7.8 million, respectively.  For the three month periods ended September 30, 2011 and 2010, such lease payments totaled $2.0 million and $2.6 million, respectively.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such services primarily consist of Finance and Accounting, Legal, Information Technology and Human Resources.  Such transactions primarily relate to payroll, outside professional services and stock based compensation.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At September 30, 2011 and 2010, the Balance Sheet reflects inter-company receivables of $2.9 million and $0.4 million, respectively, and inter-company payables of $23.8 million and $3.3 million, respectively.

Dividends/Capital Contributions

In 2011 and 2010, UI made wire transfers to UIL Holdings on a quarterly basis, representing an amount approximately equal to UI’s forecasted net income, in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the nine months ended September 30, 2011 and 2010, UI accrued dividends to UIL Holdings of $56.3 million and $48.8 million, respectively.

(J)  COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of September 30, 2011.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of ground water monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  At September 30, 2011, UI has regulatory approval to recover in future rates (through the CTA) its $15.0 million regulatory asset for Connecticut Yankee over a term ending in 2015.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982 (the Act), Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (hereinafter, Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  On November 8, 2010, the DOE appealed the decision to the United States Court of Appeals for the Federal Circuit and on November 19, 2010 Connecticut Yankee filed a notice of cross-appeal.  UI’s 9.5% ownership share would result in a receipt of approximately $3.8 million which, if awarded, would be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  UI’s 9.5% ownership share would result in a receipt of approximately $12.8 million which, if awarded, would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Concerns

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In November 2010, the EPA made inquiry of UI regarding the storage of PCB materials from the time they were brought to UI’s Shelton, CT facility from the field until their shipment to an authorized disposal facility, during the period from 2006 through June of 2010, and the maintenance of an annual document log in connection with the storage.  The Company filed a response to this inquiry and subsequently received a letter of intent from the EPA to file an administrative complaint and assess a civil penalty.  In October 2011, UI paid a civil penalty of an immaterial amount.

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) for the transfer of title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

A site on the Mill River in New Haven was conveyed by UI in 2000 to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  As of September 30, 2011, approximately $0.1 million of the escrow fund remains.  QE has since sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability or what remediation activity remains to be undertaken at the site.  In July 2008, Evergreen Power and Asnat submitted a claim to UI seeking compensation for environmental remediation on the property, including the existing building which remains on the site.   UI could be required by applicable environmental laws to complete the remediation of any subsurface contamination at the site if it is determined that QE and/or Evergreen Power and Asnat have not completed the appropriate environmental remediation at the site.  UI has not updated the original $1.9 million remediation estimate, and does not have specific knowledge of any remediation work done, or remaining to be done on behalf of QE or any subsequent owner.  UI cannot presently assess the potential financial impact, if any, of this claim.  As such, as of September 30, 2011, no liability related to this claim has been recorded.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, CT, on which it operated an oil-fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in the Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, seek payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.   UI is vigorously defending the litigation.  To the extent that UI is required to satisfy any of the change order requests, UI would seek recovery through its transmission revenue requirement.

GenConn

On July 28, 2011, GenConn Devon and the former general contractor responsible for the construction of the GenConn Devon facility executed and delivered a settlement agreement with respect to change order requests and delay and impact claims and pursuant to which GenConn Devon paid a settlement amount of $10.5 million upon satisfaction of certain conditions performed by the former general contractor.  In April 2011, the parties settled a claim by the general contractor for work at the GenConn Middletown facility and executed and delivered a settlement agreement pursuant to which GenConn Middletown paid a settlement amount of $3.0 million.  GenConn will seek and expects to recover the associated costs through its annual regulatory proceeding.  To the extent that there is any financial impact on GenConn, the effect on UI’s Financial Statements will be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income (loss) from Equity Investments” in the Statement of Income.

In September 2010, UIL Holdings entered into a Sponsor Guaranty and Payment Agreement (Sponsor Guaranty) in favor of the Royal Bank of Scotland PLC, as Administrative Agent under GenConn’s project financing arrangement, whereby UIL Holdings guaranteed to pay an amount up to $6.0 million in respect of amounts related to the former general contractor’s claims and litigation expenses as they relate to such claims described above.  The settlements described above do not require the Sponsor Guaranty to be drawn upon and the Sponsor Guaranty terminated following payment of the settlement amounts and release of all associated liens.  Given the settlements of the claims as described above, no liability has been recorded as of September 30, 2011.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

Purchase and Sale Agreement

As part of its plan to consolidate operations and office personnel, on July 7, 2011, UI entered into a Purchase and Sale Agreement for the sale of the Electric System Work Center (ESWC) located at 801 Bridgeport Avenue in Shelton, CT for approximately $10.2 million.  UI acquired the ESWC for approximately $16 million and expects to recover any loss resulting from the sale of the property through the regulatory process.  The transaction is expected to close by the first quarter of 2014 and requires PURA approval.  On November 16, 2011, PURA issued a final decision approving the sale.

(K)  FAIR VALUE MEASUREMENTS

UI utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of September 30, 2011 and 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2011	(In Thousands)
Assets:
Derivative assets	$-	$-	$84,734	$84,734
Supplemental retirement benefit trust life insurance policies (Note G)	5,153	-	-	5,153
	$5,153	$-	$84,734	$89,887

Liabilities:
Derivative liabilities	$-	$-	$287,719	$287,719

Net fair value assets/(liabilities), September 30, 2011	$5,153	$-	$(202,985)	$(197,832)

September 30, 2010
Assets:
Derivative assets	$-	$-	$36,583	$36,583
Deferred Compensation Plan	2,255	-	-	2,255
Supplemental retirement benefit trust life insurance policies (Note G)	5,285	-	-	5,285
	$7,540	$-	$36,583	$44,123

Liabilities:
Derivative liabilities	$-	$-	$131,846	$131,846

Net fair value assets/(liabilities), September 30, 2010	$7,540	$-	$(95,263)	$(87,723)

The determination of fair value of the derivative assets and liabilities, which primarily consist of contracts for differences, was based on a probability-based expected cash flow analysis that was discounted at the September 30, 2011 or December 31, 2010 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the contracts for differences are fully recoverable.  As a result, such changes have no impact on UI’s  net income.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

Under the UIL Deferred Compensation Plan (DCP), directors, named executive officers and certain other executives may elect to defer certain elements of compensation.  Participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products, and Company common stock equivalents.  These investments, which are actively traded in sufficient frequency and volume to provide pricing information on an ongoing basis, are marked-to-market in accordance with ASC 815 based upon such pricing information.

Nine Months Ended September 30, 2011
Net derivative assets/(liabilities), December 31, 2010	$(108,959)
Unrealized gains and (losses), net	(94,026)
Net derivative assets/(liabilities), September 30, 2011	$(202,985)

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the contracts for differences for the nine month period ended September 30, 2011.  The amounts offset the net contract for differences liabilities included in the derivative liabilities detailed above.
Nine Months Ended September 30, 2011
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2010	$108,959
Unrealized (gains) and losses, net	94,026
Net regulatory assets/(liabilities), September 30, 2011	$202,985